Exhibit 99.5

FAR PEAK ACQUISITION CORPORATION

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of Far Peak Acquisition Corporation (the “Company”) has adopted the corporate governance guidelines set forth below to assist and guide the Board in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the New York Stock Exchange and the Company’s Amended and Restated Memorandum and Articles of Association.

These Guidelines acknowledge the leadership exercised by the Board’s standing committees and their chairs and are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are subject to modification from time to time by the Board as the Board may deem appropriate and in the best interests of the Company and its stockholders or as required by applicable laws and regulations.

I.	Director Qualification Standards

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Director Criteria: The Board shall consider and approve from time to time the criteria that it deems necessary or advisable for prospective director candidates. The Board shall have full authority to modify such criteria from time to time as it deems necessary or advisable.

The Board has delegated to the Nominating and Corporate Governance Committee the responsibility for developing and recommending to the Board for its consideration and approval such criteria for prospective Director candidates as the Nominating and Corporate Governance Committee deems necessary or advisable. The Nominating and Corporate Governance Committee will recommend to the Board from time to time such criteria for its consideration and approval. The Board may, however, rescind this delegation to the Nominating and Corporate Governance Committee and thereafter the Board shall have the responsibility for developing and approving from time to time such criteria for prospective director candidates as it deems necessary or advisable.

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Process For Identifying and Selecting Directors: The Board has delegated to the Nominating and Corporate Governance Committee the responsibility of identifying suitable candidates for nomination to the Board (including candidates to fill any vacancies that may occur) and assessing their qualifications in light of the policies and principles in these corporate governance guidelines and the Nominating and Corporate Governance Committee’s charter. The Nominating and Corporate Governance Committee will recommend prospective director candidates for the Board’s consideration and review the prospective candidates’ qualifications with the Board. The Board shall retain the ultimate authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy that may occur.

The Board seeks members from diverse professional and personal backgrounds who together provide a broad spectrum of experience and expertise. In identifying prospective director candidates, the Nominating and Corporate Governance Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. The Board may actively seek candidates that embody elements of diversity in skills, ability, industry knowledge, experience, gender, race and ethnicity.

•	Independence: At least a majority of the members of the Board shall meet the independence requirements set forth in Sections 303A.01 and 303A.02 of the NYSE Listed Company Manual.

At least annually, the Board will evaluate all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director.

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Limit on Number of Other Boards: Carrying out the duties and fulfilling the responsibilities of a director require a significant commitment of an individual’s time and attention. The Board does not believe, however, that explicit limits on the number of other boards of directors on which the directors may serve, or on other activities the directors may pursue, are appropriate. The Board, however, recognizes that excessive time commitments can interfere with an individual’s ability to perform his or her duties effectively. In connection with its assessment of director candidates for nomination, the Nominating and Corporate Governance Committee will assess whether the performance of any director has been or is likely to be adversely impacted by excessive time commitments, including service on other boards of directors. Directors must notify the Chairperson of the Nominating and Corporate Governance Committee in connection with accepting a seat on the board of directors of another business corporation so that the potential for conflicts or other factors compromising the director’s ability to perform his duties may be fully assessed.

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Term and Age Limits: The Board does not believe that arbitrary limits on the number of consecutive terms a director may serve or on the directors’ ages are appropriate in light of the substantial benefits resulting from a sustained focus on the Company’s business, strategy and industry over a significant period of time. Each individual’s performance will be assessed by the Nominating and Corporate Governance Committee in light of relevant factors in connection with assessments of candidates for nomination to be directors.

•	Succession: The Nominating and Corporate Governance Committee shall be responsible for developing succession plans for the Board as appropriate in light of relevant facts and circumstances.

II.	Director Responsibilities

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Role of Directors: The business and affairs of the Company are managed by or under the direction of the Board, acting on behalf of the stockholders. The Board has delegated to the officers of the Company the authority and responsibility for managing the Company’s everyday affairs. The Board has an oversight role and is not expected to perform or duplicate the tasks of the Chief Executive Officer or senior management.

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Attendance at Meetings: Each member of the Board is expected to make reasonable efforts to attend regularly scheduled meetings of the Board and to participate in telephone conference meetings or other special meetings of the Board. In the event that directors are unable to make at least 75% of those regular or special meetings (together with the meetings of committees on which such director serves), the Company will be required to disclose that fact in its annual proxy statement. In addition, attendance and participation at meetings is an important component of the directors’ duties and, as such, attendance rates will be taken into account by the Nominating and Corporate Governance Committee in connection with assessments of director candidates for re-nomination as directors.

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Time Commitment; Advance Distribution and Review of Materials: Directors are expected to spend the time needed and meet as frequently as the Board deems necessary or appropriate to discharge their responsibilities. Senior management is responsible for distributing information and data that are important to the Board’s understanding of the business to be conducted at a Board or committee meeting to the directors. Directors should review these materials in advance of the meeting when reasonably practicable.

III.	Board Structure

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Size of Board: The Board reserves the right to increase or decrease the size of the Board, subject to any relevant provisions in the Company’s Amended and Restated Memorandum and Articles of Association, depending on an assessment of the Board’s needs and other relevant circumstances at any given time. The Board will review from time to time the appropriateness of its size.

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Board Leadership: Currently, the positions of the Chairman of the Board and the Chief Executive Officer are not separate. The Board shall reconsider this from time to time and in connection with the Company’s initial business combination.

•	Committees: The Board intends to have an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees will have a written charter that sets forth the responsibilities of such committee and the qualifications for committee membership. The Board has established other committees and may from time to time establish additional committees as necessary or appropriate.

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Executive Sessions: The non-management directors will meet at regularly scheduled executive sessions without management participation and at least once each year an executive session with only independent directors present shall be held. The director who presides at these meetings will be chosen by the non-management directors, and his or her name, or the process by which he or she is selected, will be disclosed in the annual proxy statement or, if the Company does not file an annual proxy statement, in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. In order that interested parties may be able to make their concerns known to the non-management directors, the Company will also disclose a method for such parties to communicate directly and confidentially with the presiding director or with the non-management directors as a group.

IV.	Director Access To Management And Independent Advisors

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In carrying out its responsibilities, the Board, and each committee thereof, shall be entitled to rely on the advice and information that it receives from management and such experts, advisors and professionals with whom the Board, or any such committee, may consult. The Board, and each committee thereof, shall have the authority to request that any officer or employee of the Company, the Company’s outside legal counsel, the Company’s independent auditor or any other professional retained by the Company to render advice to the Company, attend a meeting of the Board, or such committee, or meet with any members of or advisors to the Board. The Board or any committee thereof shall also have the authority to engage legal, accounting or other advisors to provide it with advice and information in connection with carrying out its or their responsibilities.

V.	Director Compensation

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Prior to the Company’s initial business combination, the directors will receive no compensation for their services. After the Company’s initial business combination the form and amount of director compensation will be reviewed periodically, but at least annually, by the Compensation Committee, which shall make recommendations to the Board based on such review. The Board shall retain the ultimate authority to determine the form and amount of director compensation.

•	The Company’s executive officers shall not receive additional compensation for their service as directors.

VI.	Director Orientation and Continuing Education

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The Company will conduct an orientation program for each new directors following the Company’s initial business combination. The orientation will include presentations by senior management designed to familiarize the new director with the Company’s business and strategic plans, key policies and practices, principal officers and management structure, auditing and compliance processes and its code of business conduct and ethics.

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The Nominating and Corporate Governance Committee will be responsible for periodically providing materials or briefing sessions for continuing directors on topics that will assist them in discharging their duties.

VII.	Management Succession

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The Nominating and Corporate Governance Committee shall be responsible for developing a Chief Executive Officer succession plan following the Company’s initial business combination for consideration by the Board and reporting on such plan to the Board.

VIII.	Annual Performance Evaluation of the Board and Committees

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The Board will conduct a self-evaluation at least annually for the purpose of determining whether it and its committees are functioning effectively, and each committee of the Board will conduct a self-evaluation at least annually for the purpose of determining whether it is functioning effectively. These evaluations will consider the performance of the board or the committee, as the case may be, as a unit.

•	The Nominating and Corporate Governance Committee will oversee the evaluation process.

IX.	Miscellaneous

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The Board believes that the management should be responsible for communications with the press, media and other outside parties made on behalf of the Company, though individual Board members may, at the request of management or of the Board, communicate with outside parties on behalf of the Company.

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These guidelines are not intended to modify, extinguish or in any other manner limit the indemnification, exculpation and similar rights available to the directors of the Company under applicable law and/or the Company’s Amended and Restated Memorandum and Articles of Association.

•	Although these corporate governance guidelines have been approved by the Board, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board at any time as it deems appropriate.

Adopted: